   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1998
                                                  REGISTRATION NO. 333-58251
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ____________________

                         Post-Effective Amendment No.1
                                      to
                                   FORM S-3
            Registration Statement under the Securities Act of 1933

                             ____________________

                           STILLWATER MINING COMPANY
             (Exact name of registrant as specified in its charter)

                            ____________________

             DELAWARE                                 81-0480654
   (State or other jurisdiction of
    incorporation or organization)          (I.R.S. Employer Identification No.)

                      717 SEVENTEENTH STREET, SUITE 1480
                            Denver, Colorado  80202
                                (303) 978-2525
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ____________________

                              WILLIAM E. NETTLES
                     Chairman and Chief Executive Officer
                           Stillwater Mining Company
                      717 Seventeenth Street, Suite 1480
                            Denver, Colorado  80202
                                (303) 978-2525
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                               PAUL HILTON, ESQ.
                          Davis, Graham & Stubbs LLP
                            370 Seventeenth Street
                            Denver, Colorado 80202
                                (303) 892-9400

                             ____________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 From time to time after the effective date of this Registration Statement as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.    EXHIBITS

     1.1  Form of Underwriting Agreement--Equity+

     1.2  Form of Underwriting Agreement--Debt*

     4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.4 to the 1994 S-1) dated December 2, 1995.**

     4.2 Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.4 to the 1994 S-1).**

     4.3  Form of Indenture for Debt Securities**

     4.4  Form of Debt Security (included in Exhibit 4.3)**

     4.5  Form of Common Stock Warrant Agreement*

     4.6  Form of Common Stock Warrant Certificate (included in Exhibit 4.5)*

     4.7  Form of Preferred Stock Warrant Agreement*

     4.8  Form of Preferred Stock Warrant Certificate (included in Exhibit
          4.7)*

     4.9  Form of Debt Securities Warrant Agreement*

     4.10 Form of Debt Securities Warrant Certificate (included in Exhibit
          4.9)*

     4.11 Form of Deposit Agreement, including form of Depositary Receipt for Depositary Shares*

     5.1  Opinion of Davis, Graham & Stubbs LLP**

     12.1 Statement re: Computation of Ratio of Earnings to Fixed Charges**

     23.1 Consent of Price Waterhouse LLP**

     23.2 Consent of Behre Dolbear & Company, Inc.+

     23.3 Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)**

     24   Powers of Attorney  (included on signature pages)**

     25 Form T-1 -- Statement of Eligibility and Qualification under the Trust Indenture Act of 1939*

     *    To be filed by amendment or incorporated by reference herein
     **   Filed previously
     +    Filed herewith

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 19th day of October, 1998.


                              STILLWATER MINING COMPANY


                              By:  /s/ WILLIAM E. NETTLES*
                                   ------------------------------------------
                                   William E. Nettles
                                   Chairman and Chief Executive Officer


      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                                TITLE                          DATE
/s/ William E. Nettles*         Chairman of the Board, Chief          October 19, 1998
--------------------------      Executive Officer and Director
William E. Nettles              (principal executive officer)

/s/ James A. Sabala             Vice President and Chief Financial    October 19, 1998
--------------------------      Officer (principal financial and
James A. Sabala                 accounting officer)

/s/ Ray W. Ballmer*             Director                              October 19, 1998
--------------------------
Ray W. Ballmer

/s/ Douglas D. Donald*          Director                              October 19, 1998
--------------------------
Douglas D. Donald


/s/ John W. Eschenlohr*         Director                              October 19, 1998
--------------------------
John W. Eschenlohr

/s/ Lawrence M. Glaser*         Director                              October 19, 1998
--------------------------
Lawrence M. Glaser

/s/ Pete Ingersoll*             Director                              October 19, 1998
--------------------------
Pete Ingersoll

/s/ Ted Schwinden*              Director                              October 19, 1998
--------------------------
Ted Schwinden

/s/ Peter Steen*                Director                              October 19, 1998
--------------------------
Peter Steen

* By: /s/ James A. Sabala
      -------------------
      James A. Sabala
      Attorney-in-fact

                                 EXHIBIT INDEX


1.1  Form of Underwriting Agreement -- Equity

23.2 Consent of Behre Dolbear & Company, Inc.